Exhibit 4.4

                                 LOAN AGREEMENT

THIS AGREEMENT dated for reference July 8, 2003 is between:

               QUEST CAPITAL CORP., a British Columbia company, having an office at Suite 300, 570 Granville
               Street, Vancouver, British Columbia V6C 3P1

                                                                  (the "Lender")
AND:
               TOURNIGAN GOLD CORPORATION, a Yukon corporation, having an office at Suite 520, 800 West Pender
               Street, Vancouver, BC V6C 2V6

                                                                (the "Borrower")

BACKGROUND

A. Pursuant to a letter of intent dated March 11, 2003 and a purchase agreement made as of July 10, 2003 (collectively, the "Kremnica Acquisition Agreement") between the Borrower, Argosy Minerals Inc. and Argosy Mining Corp., the Borrower agreed to purchase all of the issued and outstanding shares of Kremnica Gold, a.s. ("Kremnica") in accordance with the terms thereof (the "Acquisition").

B. The Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the principal amount of Cdn.$550,000 (the "Loan") to fund the Acquisition, on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1. Definitions. In this Agreement "Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia.

2. Loan Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 8 of this Agreement, the Lender will advance the principal amount of the Loan to the Borrower or as the Borrower may direct.

3. Use of Proceeds. The Borrower covenants and agrees with the Lender that the Loan proceeds will be used by the Borrower as follows:

     (a) as to Cdn.$503,000 to fund the purchase price payable pursuant to the Kremnica Acquisition Agreement,; and

     (b)  as to Cdn.$47,000 for general working capital purposes;

and for no other purpose whatsoever without the express written consent of the Lender.

4. Term and Prepayment.

     (a) Any outstanding balance of the Loan, including principal, accrued interest, bonus and other costs or charges payable hereunder (collectively the "Outstanding Balance"), will be immediately due and payable by the Borrower to the Lender on the earlier of:

          (i)  December 31, 2003;

          (ii) any change of control of the Borrower ("control" being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); or

          (iii) the occurrence of an Event of Default, as defined in paragraph 12 hereof.

     (b) If after the advance of the Loan and prior to payment in full of the Outstanding Balance, the Borrower sells or otherwise disposes of any assets, the Borrower will pay or cause to be paid all proceeds from such sale or disposition net of reasonable selling costs, up to the full amount of the Outstanding Balance, to the Lender within three (3) Business Days of receipt of the same, to be applied on account of the Loan. All payments made hereunder will be applied on account of the Loan, first to interest and any other costs or charges then owing, then to principal.

     (c) If after the advance of the Loan and prior to payment in full of the Outstanding Balance, the Borrower closes one or more equity or debt financings, the Borrower will pay or cause to be paid fifty percent (50%) of all proceeds from such financing, up to the full amount of the Outstanding Balance, to the Lender within three (3) Business Days of receipt of the same, to be applied on account of the Loan. All payments made hereunder will be applied on account of the Loan, first to interest and any other costs or charges then owing, then to principal.

     (d) The Borrower may repay the Loan at any time before maturity, without notice or penalty.

5. Interest. Interest will accrue on the Outstanding Balance from the Deposit Date at the rate of twelve percent (12%) per annum, calculated and compounded monthly (effective annual rate of 12.68%), and be payable by the Borrower to the Lender monthly on the last Business Day of every month, commencing July 31, 2003, as well as after maturity, default and judgment.

6. Bonus Shares. As additional consideration for the advance of the Loan, the Borrower will pay to the Lender at the time of the advance, a non-refundable bonus in the form of 250,000 free-trading Common shares in the capital of the Borrower (the "Bonus Shares"). Concurrently with the advance of the Loan, the Borrower will deliver to the Lender a share certificate representing the Bonus Shares registered in the name of the Lender or as the Lender may otherwise direct. The Bonus Shares will be free from resale restrictions under all applicable securities laws.

7. Security. As security for the Loan the Borrower will:

     (a) execute and deliver to the Lender a promissory note, in the form attached hereto as Schedule "A" (the "Note");

     (b) execute and deliver to the Lender a general security agreement (the "GSA") in form and terms satisfactory to the Lender, under which the Borrower will grant a security interest in all its present and after-acquired personal property. Financing statements (or equivalent) will be registered in such jurisdictions as the Borrower carries on business or has assets; and

     (c) execute and deliver to the Lender a share pledge agreement (the "Pledge Agreement") under which the Borrower will pledge and grant a first security interest in favour of the Lender over all of the issued and outstanding shares in the capital of Kremnica (the "Pledged Shares"), together with share certificates representing the Pledged Shares, all required governmental and other consents, permits and authorizations, undated stock powers of attorney or, transfer forms or share purchase agreements, undated certified directors' resolutions of the Borrower required to effect the transfer of the Pledged Shares, and such other documents or instruments as the Lender may require in connection therewith, all in form and terms satisfactory to the Lender.

8. Conditions Precedent. As conditions precedent to the advance of the Loan by the Lender:

     (a) the representations and warranties of the Borrower contained in paragraph 9 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it prior to the advance of the Loan by the Lender;

     (b)  the Borrower will have:

          (i) received the conditional approval of the TSX Venture Exchange (the "Exchange") to the Acquisition and the transactions contemplated herein and will have delivered to the Lender a copy of the Exchange's conditional approval letter and such other documents as the Lender may request;

          (ii) executed and delivered all of the above security documents and the documents, securities and instruments referred therein and the Lender will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender's security therein;

          (iii) duly appointed a nominee of the Lender to the board of directors of the Borrower and executed and delivered a director's indemnity agreement in form and terms satisfactory to the Lender and its nominee;

          (iv) executed and delivered to the Lender a certified copy of the Kremnica Acquisition Agreement and confirmation of the closing of the Acquisition, in form and terms satisfactory to the Lender;

          (v) delivered a certified copy of its directors' resolutions authorizing the borrowing of the Loan and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer's certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

          (vi) caused to be executed and delivered a legal opinion of Borrower's counsel, in form and terms satisfactory to the Lender and its counsel; and

          (vii) caused to be executed and delivered a legal opinion of Borrower's Slovak counsel, Csekes, Vilagi, Drgonec and partners, in form and terms satisfactory to the Lender and its counsel..

     (c) the Lender will have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower; and

     (d) the Lender will have received the approval of its board of directors and will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and the adequacy of the collateral security provided herein.

     If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before July 11, 2003, this Agreement will terminate, and the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein.

9. Representations and Warranties. The Borrower represents and warrants to the Lender as follows:

     (a) the Borrower is a company incorporated under the Business Corporations Act (Yukon), has not discontinued or been dissolved under that Act and is in good standing with respect to the filing of annual reports with the Registrar of Companies office;

     (b) the Borrower is duly registered as an extra-provincial corporation in British Columbia and is in good standing with respect to the filing of extra-provincial annual reports in British Columbia;

     (c) the Borrower has the power and authority to carry on its businesses as now being conducted, to acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property, and to enter into and perform its obligations under this Agreement, the Note, the GSA, the Pledge Agreement, the Kremnica Acquisition Agreement and all other documents or instruments delivered hereunder or thereunder;

     (d) this Agreement, the Note, the GSA, the Pledge Agreement and all ancillary instruments or documents issued, executed and delivered hereunder or thereunder by the Borrower have been duly authorized by all necessary action of the Borrower and each constitutes or will constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

     (e) the Borrower is not in breach of or in default under any obligation in respect of borrowed money and the execution and delivery of this Agreement, the Note, the GSA, the Pledge Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under the Borrower's constating documents, any law, any judgment, agreement or instrument to which it is a party or may be bound;

     (f) no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of the Borrower's knowledge are pending, against the Borrower or any of its assets or affecting any of its assets which could have a material adverse effect on its business or assets;

     (g) the audited annual financial statements for Borrower for the fiscal year ended August 31, 2002 and the quarterly financial statements for the fiscal period ended February 28, 2003 (collectively, the "Financial Statements"), fairly present the financial affairs of Borrower as of the date to which they are made, and have been prepared in accordance with Canadian generally accepted accounting principles consistently applied;

     (h) the disclosure contained in the Borrower's annual information form dated February 25, 2003 fully and accurately discloses the Borrower's business, assets and undertaking as at that date and no material changes have occurred in respect of the information described therein, except as publicly disclosed by the Borrower in accordance with applicable securities laws;

     (i) the Borrower is in compliance, in all material respects, with its continuous disclosure obligations under applicable securities laws and, without limiting the generality of the foregoing, there has been no adverse material change (actual, contemplated or threatened) in the property, assets or business of the Borrower since the date of release of the Financial Statements, other than as publicly disclosed in writing by the Borrower in accordance with applicable securities laws prior to the date of this Agreement;

     (j) the Borrower is a reporting issuer under the Securities Acts of British Columbia and Alberta and is in compliance with its material obligations under those Acts and under the rules, regulations and policies of the Exchange and will use its best efforts to maintain such status, without default, from the date hereof until repayment in full of the Loan to the Lender;

     (k) the Bonus Shares are free trading, duly and validly issued, fully paid and non-assessable Common shares in the capital of the Borrower, free from all liens, claims and encumbrances whatsoever;

     (l) as at the date of this Agreement, except as disclosed in the Financial Statements, in any filings within any governmental body or securities regulatory authority or to the Lender in writing and as contemplated by this Agreement, no holder of outstanding shares in the capital of the Borrower will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrower or other securities of the Borrower, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Borrower are outstanding;

     (m) except for the acquisition of Kremnica to be completed pursuant to the Kremnica Acquisition Agreement, the Borrower has no direct or indirect subsidiary corporations;

     (n) except as disclosed to the Lender in writing prior to the date of this Agreement, the Borrower owns its business, operations and assets, and holds good title thereto, free and clear of all liens, claims or encumbrances whatsoever, other than those in favour of the Lender;

     (o) the board of directors of the Borrower have the full power and authority to appoint a nominee of the Lender to the board of directors of the Borrower and to provide such nominee with indemnification by the Borrower, and such appointment does not require the approval (except as has already been obtained) of any holders of shares, stocks, bonds, notes, debentures or other outstanding securities of the Borrower;

     (p) immediately following the closing of the Acquisition, the Borrower will hold good and marketable title to all of the issued and outstanding Kremnica shares, free and clear of all liens, claims or encumbrances whatsoever, except for the pledge and security interest granted to the Lender pursuant to the Pledge Agreement; and

     (q) Kremnica has, and immediately following the closing of the Acquisition will continue to have, good and marketable title to all of its Assets (as defined in the Kremnica Acquisition Agreement), free and clear of all Encumbrances (as defined therein) except as shown on Schedule F thereto, and none of Kremnica's Assets are in the possession or under the control of any other person.

10. Positive Covenants of the Borrower. The Borrower covenants and agrees that so long as any monies will be outstanding under this Agreement, it will:

     (a) at all times maintain its corporate existence and the corporate existence of all other corporations owned or controlled by it that own assets material to the Borrower's business;

     (b) duly perform its obligations under this Agreement, the Note, GSA and Pledge Agreement and all other agreements and instruments executed and delivered hereunder or thereunder;

     (c) promptly pay when due all agency or finders' fees payable in connection with the Loan or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;

     (d) carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

     (e) furnish and give to the Lender within seven (7) Business Days of delivery of a written demand from the Lender such reports, certificates, updated financial statements, including monthly internal financial and operational reports and documents and such other information with respect to the Borrower as the Lender may request;

     (f) provide the Lender with written notice of any proposed financing made by or to the Borrower;

     (g) forthwith provide to the Lender copies of all financial statements, both audited and unaudited, as they become available from time to time;

     (h) furnish and give to the Lender (if such is the case) notice that there has occurred and is continuing an Event of Default under this Agreement or any event which would constitute an Event of Default hereunder and specifying the same;

     (i) perform and do all such acts and things as are necessary to perfect and maintain the security provided to the Lender pursuant to this Agreement; and

     (j) as long as there is an Outstanding Balance, appoint or cause to be appointed a nominee of the Lender to the board of directors of the Borrower, as the Lender may so direct from time to time, and provide such nominee with indemnification in form and terms satisfactory to the Lender and any such nominee. If there is no Outstanding Balance and the Loan has been repaid in full, the Lender will, upon receipt of a written request from the Borrower, cause its nominee to resign from the board of directors of the Borrower.

11. Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that the Borrower will not without first obtaining the written consent of the Lender:

     (a) make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance that ranks equal to or in priority to the security interest of the Lender over the assets of the Borrower;

     (b)  allot and issue any new shares of any subsidiary corporation;

     (c) declare or provide for any dividends or other payments based on share capital;

     (d)  redeem or purchase any of its shares;

     (e) directly or through any subsidiary, make any sale of or dispose of any substantial or material part of its business, assets or undertaking, including its interest in the shares or assets of any subsidiary outside of the ordinary course of business;

     (f) save and except for purchase money security interests, chattel mortgages and equipment leases entered into in the ordinary course of business, borrow or cause any subsidiary to borrow money from any person other than the Lender without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

     (g) pay out any shareholders loans or other indebtedness to non-arm's length parties; or

     (h)  guarantee the obligations of any other person, directly or indirectly.

12. Events of Default. Each and every of the events set forth in this paragraph will be an event of default ("Event of Default"):

     (a) if the Borrower fails to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

     (b) if the Borrower defaults in observing or performing any material term, covenant or condition of this Agreement or any other collateral document delivered hereunder or in connection with the Loan, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for five (5) Business Days;

     (c) if the Borrower is in default of prescribed filings with applicable securities regulatory authorities, the stock exchange or market on which its shares trade (collectively, the "Authorities"), or is subject to any suspension or cease trade order issued by any such Authority;

     (d) if any of the Borrower's covenants or representations in this Agreement or any other collateral document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

     (e) if the Borrower defaults, in any material respect, in observing or performing any term, covenant or condition of any debt instrument or obligation by which it is bound, makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts as they become due, or is adjudicated bankrupt or insolvent;

     (f) if the Borrower permits any sum which has been admitted as due by the Borrower, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of the assets or undertaking of the Borrower to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

     (g) if the Borrower, either directly or indirectly through any material subsidiary, ceases or threatens to cease to carry on business;

     (h) if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or if the Borrower's Common shares are suspended or de-listed from trading on any stock exchange;

     (i) if, in the reasonable opinion of the Lender, a material adverse change occurs in the financial condition of the Borrower;

     (j) if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrower to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Borrower to the Lender is or is about to be impaired or in jeopardy;

     (k) if the Borrower petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect; or

     (l) if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Borrower which is not opposed by the Borrower in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.

13. Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

14. Lender's Legal Fees. The Borrower will pay for the Lender's reasonable legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the security hereunder, and all costs and charges incurred by or on behalf of the Lender in respect of any enforcement, realization or other administration of the Loan, as may be required by the Lender to complete this transaction. All amounts hereunder will be payable within 30 days of presentment of an invoice. If not paid within that time, such amount will be added to and form part of the principal amount of the Loan and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

15. Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

16. Notices. In this Agreement:

     (a) any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

          (i)  if to the Lender:

               Quest Capital Corp.
               Suite 300, 570 Granville Street
               Vancouver, B.C. V6C 3P1

               Attention: A. Murray Sinclair
               Fax No:    (604) 681-4692

          (ii) if to the Borrower:

               Tournigan Gold Corporation
               Suite 520, 800 West Pender Street
               Vancouver, BC V6C 2V6

               Attention: Garry Stock
               Fax No:    (604) 683-8340

               or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

     (b)  notice or communication will be considered to have been received:

          (i) if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

          (ii) if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

          (iii) if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

17. Assignment. The Borrower acknowledges and agrees that the Lender may assign all or part of the Loan, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, subject only to the Lender's notification of such assignment or assignments being given in writing to the Borrower.

18. Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees, net of all applicable withholding taxes, to make all payments of interest, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

19. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20. Waivers. No failure or delay on the Lender's part in exercising any power or right hereunder will operate as a waiver thereof.

21. Remedies are Cumulative. The Lender's rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

22. Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

23. Criminal Code Compliance. In this paragraph the terms "interest", "criminal rate" and "credit advanced" have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Borrower and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Loan or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

     (a) the elements of return which fall within the term "interest" will be reduced to the extent necessary to eliminate such excess;

     (b) any remaining excess that has been paid will be credited towards prepayment of the Loan; and

     (c) any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Note and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

24. Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

25. Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrower and the Lender submit to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

26. Amendment. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

27. Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

28. Currency. All references herein to "dollars" or "$" are to Canadian dollars, unless otherwise indicated.

29. Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

QUEST CAPITAL CORP.
Per:

/s/ Michael Atkinson
-------------------------------
    Authorized Signatory

TOURNIGAN GOLD CORPORATION
Per:

/s/ Garry Stock
------------------------------
    Authorized Signatory

                                  SCHEDULE "A"

                                 PROMISSORY NOTE

Principal Amount:  Cdn.$550,000

For value received, TOURNIGAN GOLD CORPORATION (the "Borrower") hereby promises to pay to QUEST CAPITAL CORP. (the "Lender") the principal sum of FIVE HUNDRED FIFTY THOUSAND CANADIAN DOLLARS (Cdn.$550,000) on the earlier of:

(a) December 31, 2003;

(b) any change of control of the Borrower ("control" being defined as ownership of or control of direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(c) the occurrence of an Event of Default (as defined in the Loan Agreement between the Borrower and the Lender dated for reference July 8, 2003),

together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWELVE PERCENT (12%) per annum, compounded monthly (effective rate of 12.68% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month commencing July 31, 2003. All payments under this promissory note will be made by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at Suite 300, 570 Granville Street, Vancouver, British Columbia V6C 3P1. All payments made by the Borrower will be applied first to interest, bonus and any other costs or charges owed to the Lender, then to principal.

The undersigned is entitled to prepay this promissory note, in whole or in part, without notice or penalty. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. In this promissory note, "Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia.

Dated:   July 9, 2003.

TOURNIGAN GOLD CORPORATION
Per:

------------------------------
     Authorized Signatory